Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Lionsgate Studios Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share	457(f)(1)	4,210,000(1)(2)	N/A	$32,774,850.00(3)	0.0001476	$4,837.57(4)
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$32,774,850.00		$4,837.57
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$4,837.57

(1)

These securities are being registered in connection with the resale of the registrant’s common shares by certain selling shareholders (the “Selling Shareholders”) named in this registration statement who were issued or will be issued an aggregate of 4,210,000 of the registrant’s common shares, in connection with the Business Combination described herein, which includes 1,800,000 Pubco Common Shares acquired by the SEAC Sponsor pursuant to the Business Combination Agreement, 210,000 Pubco Common Shares acquired by certain independent directors and advisors of the SEAC Sponsor pursuant to the Business Combination Agreement, and 2,200,000 Pubco Common Shares issuable upon exercise of the Pubco Sponsor Options by the SEAC Sponsor.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 457(c), based on the average of the high ($7.92) and low ($7.65) prices of Lionsgate Studios Corp.’s Common Shares listed on Nasdaq Stock Market, LLC on June 10, 2024.
(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001476.